Flexible Premium Variable Life Insurance Contract - Nonparticipating	Contract Number 9999999
Insured John Doe
Agency 0001

Adjustable death benefit. Death Proceeds payable at death of Insured. Flexible premiums payable until prior to the death of Insured.

The amount and duration of the death benefit may increase or decrease as described in this contract, depending on the investment experience of the Subaccounts.

The Contract Value of this contract may increase or decrease daily depending on the investment experience of the Subaccounts.  There is no guaranteed minimum Contract Value.

Kansas City Life Insurance Company will pay the Proceeds of this contract according to the provisions on this and the following pages, all of which are part of the contract. This contract is a legal contract between you and Kansas City Life Insurance Company. READ YOUR CONTRACT CAREFULLY.

Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, PO Box 219139, Kansas City, MO 64121-9139.

Secretary	President, CEO and Chairman

10-Day Right to Examine Contract

Please examine this contract carefully. If you are not satisfied, you may return the contract to us or your agent within 10 days of its receipt. If returned, the contract will be void from the beginning and any premium paid will be refunded.

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A copy of the original application and any additional benefits provided by rider or endorsement follows the last page of this contract.

Features of Your Variable Universal Life Insurance Contract

Your variable universal life insurance contract provides for flexible premium payments and an adjustable death benefit. The Contract Values are affected by such things as the investment experience of the Subaccounts, the amount of your premium payments, monthly contract charges and the monthly interest credited to your Fixed Account Values.

Some aspects of your variable universal life insurance contract are guaranteed, including the maximum Cost of Insurance charges. Other aspects of your contract, such as the investment experience of the Subaccounts, the current interest rate on the Fixed Account and current Cost of Insurance charges, are not guaranteed. Fluctuations in the non-guaranteed elements of your contract will affect the Contract Values and premium payments necessary to keep your contract in force.

Contract loans and partial surrenders may adversely affect the amount of death benefit, Contract Values and premium payments necessary to keep your contract in force.

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Section 1: Contract Data
Beneficiary As stated in the application or in any subsequent agreements, amendments, or endorsements.	Contract Number [9999999]
Owner [Insured]	Insured [John Doe]
Issue Age [35]	Initial Specified Amount [$100,000]
Sex [Male]	Contract Date [January 1, 2008]
Minimum Specified Amount [$100,000]	Maturity Date * none
Guaranteed Monthly Premium During Guaranteed Payment Period [$70.00] **
Guaranteed Payment Period First [seven] years following the Contract Date.
Fixed Account Guaranteed Interest Rate 3%
Loan Interest Rate [5%]
Mortality Tables 2001 Commissioners’ Standard Ordinary Smoker and Non-Smoker, Male and Female Mortality Tables, Age nearest birthday.
* Coverage may expire if the Cash Surrender Value or premium payments are insufficient as described in Section 5.8, Grace Period.
** This amount will change if you increase the Specified Amount or delete or add any benefits provided by riders.

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Section 1: Contract Data (continued)	Date Prepared: [01/01/2008]

Insured [John Doe]	Contract Number [9999999]

Planned Premium Payment: [$70.00 Monthly]

Form Number	Benefit Description	Specified Amount	Risk Class	Monthly Cost of Insurance
J177	[Coverage Option A: Death Benefit equals the Specified Amount at the time of death. (Effective: January 1, 2008)]	[$100,000]*	[Standard Non-Tobacco]	See Section 2

* This is the initial Specified Amount on the Contract Date. The Specified Amount may be changed as provided in Section 6, Contract Change Provisions.

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Section 1: Contract Data (continued)	Date Prepared: [01/01/2008]

Insured [John Doe]	Contract Number [9999999]

Premium Expense Charge

[5.00%] deducted from each premium payment

Monthly Expense Charges

Current Expense Charges

[$10.00] per month for all Contract Years [Contract Years [1-5] [$0.05] per month per 1,000 of Specified Amount] [Contract Years [6+] [$0.00] per month per 1,000 of Specified Amount]

Guaranteed Expense Charges

[$10.00] per month for all Contract Years [Contract Years [1-20] [$0.05] per month per 1,000 of Specified Amount] [Contract Years [21+] [$0.00] per month per 1,000 of Specified Amount]

Mortality and Expense Risk Charge

0.90% annually

Partial Surrender Fee

The lesser of 2% of the amount surrendered or $25.00

Table of Surrender Charges

Contract Year	Amount at End of Year
1	[$985.95]
2	[$1,599.43]
3	[$2,191.00]
4	[$2,191.00]
5	[$2,191.00]
6	[$1,971.90]
7	[$1,752.80]
8	[$1,533.70]
9	[$1,314.60]
10	[$1,095.50]
11	[$876.40]
12	[$701.12]
13	[$525.84]
14	[$350.56]
15	[$175.28]
16+	[$0.00]

There will not be a surrender charge after the end of the 15th Contract Year unless you have requested an increase in the Specified Amount.

When a requested increase in the Specified Amount is made, an additional surrender charge and surrender charge period will be applicable for 15 years following the effective date of the increase in Specified Amount. We will send you an updated surrender charge schedule for the increase. The additional surrender charge will apply only if the increase is in connection with an increase as provided in Section 6.2, Changes in Specified Amount, or, if applicable, under the terms of any increase rider.

The surrender charges listed above are applicable at the end of each Contract Year. After the first Contract Year the surrender charge between years will be pro-rated. The charge for the entire first Contract Year will be level.

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Section 1: Contract Data (continued)	Date Prepared: [01/01/2008]

Insured [John Doe]	Contract Number [9999999]

Investment Options

[KCL Fixed Account

Subaccounts that invest in the Kansas City Life Variable Life Separate Account:

AIM V.I. Capital Appreciation Fund (Series I Shares)

AIM V.I. Core Equity Fund (Series I Shares)

AIM V.I. Technology Fund (Series I Shares)

American Century VP Capital Appreciation Fund

American Century VP Income & Growth Fund

American Century VP International Fund

American Century VP Mid Cap Value Fund

American Century VP Ultra® Fund

American Century VP Value Fund

American Century VP Inflation Protection Fund (Class II)

Calamos Growth and Income Portfolio

Dreyfus Appreciation Portfolio – Initial Shares

Dreyfus Developing Leaders Portfolio – Initial Shares

Dreyfus Stock Index Fund, Inc. – Initial Shares

The Dreyfus Socially Responsible Growth Fund, Inc. – Initial Shares

Federated American Leaders Fund II

Federated High Income Bond Fund II

*Federated Prime Money Fund II

Fidelity VIP Contrafund Portfolio (Service Class 2)

Fidelity VIP Freedom Income Portfolio (Service Class 2)

Fidelity VIP Freedom 2010 Portfolio (Service Class 2)

Fidelity VIP Freedom 2015 Portfolio (Service Class 2)

Fidelity VIP Freedom 2020 Portfolio (Service Class 2)

Fidelity VIP Freedom 2025 Portfolio (Service Class 2)

Fidelity VIP Freedom 2030 Portfolio (Service Class 2)

Franklin Global Real Estate Fund (Class 2)

Franklin Small-Mid Cap Growth Securities Fund (Class 2)

Templeton Developing Markets Securities Fund (Class 2)

Templeton Foreign Securities Fund (Class 2)

JPMorgan Mid Cap Value Portfolio

JPMorgan Small Company Portfolio

JPMorgan U.S. Large Cap Core Equity Portfolio

MFS Growth Series

MFS Research Series

MFS Research Bond Series

MFS Strategic Income Series

MFS Total Return Series

MFS Utilities Series

Seligman Capital Portfolio (Class 2)

Seligman Communications and Information Portfolio (Class 2)

Seligman Smaller-Cap Value Portfolio (Class 2)

* The Federated Prime Money Fund II Subaccount is referred to in this contract as the money market Subaccount.]

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Section 1: Contract Data (continued)	Date Prepared: [01/01/2008]

Insured [John Doe]	Contract Number [9999999]

Table of Corridor Percentages

Age	Corridor Percentage	Age	Corridor Percentage	Age	Corridor Percentage
35	490.48%	64	197.97%	93	112.21%
36	474.21%	65	192.51%	94	110.91%
37	458.52%	66	187.30%	95	109.56%
38	443.42%	67	182.32%	96	108.15%
39	428.87%	68	177.54%	97	106.69%
40	414.88%	69	172.94%	98	105.24%
41	401.43%	70	168.50%	99	104.01%
42	388.51%	71	164.23%	100+	100.00%
43	376.08%	72	160.13%
44	364.12%	73	156.23%
45	352.59%	74	152.53%
46	341.48%	75	149.05%
47	330.76%	76	145.77%
48	320.43%	77	142.69%
49	310.47%	78	139.78%
50	300.87%	79	137.03%
51	291.62%	80	134.42%
52	282.71%	81	131.96%
53	274.14%	82	129.64%
54	265.89%	83	127.46%
55	257.96%	84	125.44%
56	250.33%	85	123.57%
57	242.97%	86	121.85%
58	235.86%	87	120.24%
59	228.98%	88	118.75%
60	222.32%	89	117.34%
61	215.88%	90	116.01%
62	209.66%	91	114.73%
63	203.69%	92	113.47%

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Section 2: Monthly Cost of Insurance Rates

Table of Guaranteed Maximum Monthly Cost of Insurance Rates
per $1,000 -- Tobacco User Risk Class

Age	Male	Female	Age	Male	Female	Age	Male	Female	Age	Male	Female
15	$0.05084	$0.02917	44	$0.34345	$0.23839	73	$4.07151	$3.21111	102	$35.01097	$28.34637
16	$0.06584	$0.03417	45	$0.38098	$0.26090	74	$4.40683	$3.49635	103	$36.43322	$30.40644
17	$0.08084	$0.03833	46	$0.41601	$0.28592	75	$4.79707	$3.78343	104	$37.93389	$32.64981
18	$0.09251	$0.04167	47	$0.45521	$0.31760	76	$5.21287	$4.09671	105	$39.87487	$35.49326
19	$0.10084	$0.04500	48	$0.47689	$0.35679	77	$5.69390	$4.43374	106	$41.94705	$38.42340
20	$0.10584	$0.04834	49	$0.50192	$0.40099	78	$6.25049	$4.79707	107	$44.16014	$41.44337
21	$0.11085	$0.05084	50	$0.53779	$0.44937	79	$6.88457	$5.19013	108	$46.52136	$44.49915
22	$0.11668	$0.05417	51	$0.58034	$0.50192	80	$7.56260	$5.61384	109	$49.04367	$47.70095
23	$0.12168	$0.05584	52	$0.63874	$0.55948	81	$8.32286	$6.21084	110	$51.73391	$50.99608
24	$0.12835	$0.06000	53	$0.70466	$0.62038	82	$9.09107	$6.86007	111	$54.60665	$54.18326
25	$0.13585	$0.06417	54	$0.78729	$0.68714	83	$9.89784	$7.49323	112	$57.67409	$57.29201
26	$0.14252	$0.06750	55	$0.88078	$0.75724	84	$10.77656	$8.17462	113	$60.94980	$60.13810
27	$0.15086	$0.07251	56	$0.97595	$0.83236	85	$11.81206	$8.86201	114	$64.44883	$64.17791
28	$0.15169	$0.07667	57	$1.07699	$0.91250	86	$12.94801	$9.43570	115	$68.18682	$67.96341
29	$0.15086	$0.08251	58	$1.15634	$0.99015	87	$14.17221	$10.34679	116	$72.18101	$71.91859
30	$0.15002	$0.08584	59	$1.24822	$1.07616	88	$15.46210	$11.25783	117	$76.45137	$76.29014
31	$0.15002	$0.09334	60	$1.35935	$1.16552	89	$16.80008	$12.17563	118	$81.01778	$80.35500
32	$0.15169	$0.09918	61	$1.49724	$1.25825	90	$18.16837	$12.91894	119	$83.33333	$83.33333
33	$0.15586	$0.10668	62	$1.66360	$1.36269	91	$19.40523	$13.08056	120	$83.33333	$83.33333
34	$0.16169	$0.11585	63	$1.84841	$1.46715	92	$20.67027	$13.74126
35	$0.16669	$0.12752	64	$2.03748	$1.57748	93	$21.98111	$14.80774
36	$0.17586	$0.13752	65	$2.22410	$1.69788	94	$23.34419	$16.17152
37	$0.18587	$0.14919	66	$2.40410	$1.82583	95	$24.85705	$18.24094
38	$0.20004	$0.15669	67	$2.57913	$1.96971	96	$26.19622	$20.14012
39	$0.21421	$0.16669	68	$2.76345	$2.12785	97	$27.61193	$22.05510
40	$0.23089	$0.17670	69	$2.94615	$2.29944	98	$29.11098	$22.14738
41	$0.25256	$0.18837	70	$3.16750	$2.49119	99	$30.69938	$23.08506
42	$0.27758	$0.20254	71	$3.40992	$2.70982	100	$32.38239	$24.70128
43	$0.30759	$0.21921	72	$3.73977	$2.95118	101	$33.66029	$26.43322

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Table of Guaranteed Maximum Monthly Cost of Insurance Rates
per $1,000 -- Non-Tobacco User Risk Class

Age	Male	Female	Age	Male	Female	Age	Male	Female	Age	Male	Female
0	$0.08084	$0.04000	34	$0.08834	$0.06834	68	$1.69035	$1.18223	102	$34.25451	$27.58993
1	$0.04667	$0.02917	35	$0.09084	$0.07417	69	$1.83586	$1.28749	103	$35.98673	$29.95805
2	$0.03250	$0.02167	36	$0.09584	$0.07917	70	$2.01237	$1.40363	104	$37.83604	$32.57783
3	$0.02250	$0.01667	37	$0.10001	$0.08584	71	$2.20987	$1.53736	105	$39.78296	$35.42535
4	$0.01750	$0.01583	38	$0.10751	$0.08917	72	$2.46942	$1.68701	106	$41.86111	$38.36050
5	$0.01750	$0.01500	39	$0.11418	$0.09418	73	$2.74334	$1.84925	107	$44.07929	$41.38462
6	$0.01833	$0.01500	40	$0.12168	$0.10001	74	$3.03166	$2.02744	108	$46.44744	$44.44460
7	$0.01833	$0.01750	41	$0.13168	$0.10584	75	$3.34700	$2.22494	109	$48.97489	$47.65064
8	$0.01833	$0.01750	42	$0.14419	$0.11251	76	$3.69107	$2.44178	110	$51.67124	$50.95006
9	$0.01917	$0.01750	43	$0.15836	$0.12085	77	$4.09083	$2.68050	111	$54.55012	$54.14066
10	$0.01917	$0.01833	44	$0.17503	$0.13085	78	$4.55818	$2.94448	112	$57.62282	$57.25382
11	$0.02250	$0.01917	45	$0.19420	$0.14252	79	$5.09836	$3.22956	113	$60.90571	$60.10438
12	$0.02750	$0.02250	46	$0.21255	$0.15586	80	$5.68800	$3.54838	114	$64.41012	$64.14865
13	$0.03250	$0.02500	47	$0.23255	$0.17253	81	$6.36020	$3.98162	115	$68.15449	$67.93870
14	$0.03917	$0.02750	48	$0.24423	$0.19087	82	$7.06118	$4.47073	116	$72.15515	$71.89944
15	$0.05084	$0.02917	49	$0.25757	$0.21088	83	$7.81815	$4.95863	117	$76.43109	$76.27566
16	$0.06167	$0.03250	50	$0.27674	$0.23422	84	$8.65764	$5.49840	118	$81.00512	$80.34528
17	$0.07084	$0.03417	51	$0.29926	$0.26007	85	$9.59706	$6.10707	119	$83.33333	$83.33333
18	$0.07667	$0.03500	52	$0.33011	$0.28925	86	$10.64036	$6.65989	120	$83.33333	$83.33333
19	$0.07834	$0.03750	53	$0.36347	$0.32094	87	$11.78220	$7.49323
20	$0.07917	$0.03750	54	$0.40600	$0.35429	88	$13.00872	$8.36523
21	$0.07917	$0.03833	55	$0.45854	$0.39015	89	$14.30594	$9.29646
22	$0.07917	$0.04000	56	$0.51193	$0.43185	90	$15.66322	$10.15628
23	$0.08001	$0.04000	57	$0.56949	$0.47523	91	$16.94312	$10.59184
24	$0.08084	$0.04167	58	$0.61872	$0.52194	92	$18.28068	$11.44961
25	$0.08167	$0.04167	59	$0.67546	$0.56866	93	$19.69542	$12.72489
26	$0.08501	$0.04417	60	$0.74389	$0.61705	94	$21.19403	$14.33938
27	$0.08917	$0.04750	61	$0.82735	$0.66961	95	$22.77289	$16.33935
28	$0.08751	$0.04834	62	$0.92920	$0.72720	96	$24.22200	$18.24612
29	$0.08584	$0.05167	63	$1.04359	$0.78645	97	$25.77166	$20.21644
30	$0.08501	$0.05334	64	$1.16385	$0.85072	98	$27.43069	$20.55482
31	$0.08417	$0.05667	65	$1.29083	$0.92168	99	$29.20718	$21.68875
32	$0.08417	$0.06000	66	$1.41951	$1.00017	100	$31.11386	$23.49431
33	$0.08667	$0.06334	67	$1.54990	$1.08618	101	$32.63203	$25.42630

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Section 3: Definition of Certain Terms

The following key words are used in the contract and are important in describing it. Please refer back to these definitions as you read the contract.

3.1 Accumulation Unit

An accounting unit used to calculate the Variable Account Value. It is a measure of the net investment results of each of the Subaccounts.

3.2 Age

This Contract is issued at the Age shown in Section 1, Contract Data, which is the Insured’s Age on the birthday closest to the Contract Date. Age means the issue age plus the number of completed Contract Years.

3.3 Allocation Date

The date on which the initial Net Premium is allocated to the money market Subaccount. The Allocation Date is the later of the date we approve your application or the date we receive the initial premium at our Home Office.

3.4 Beneficiary

The beneficiary is the person you have designated in the application (or in the last designation filed with us) to receive any Proceeds payable under this contract at the death of the Insured.

3.5 Cash Surrender Value

The Contract Value less any applicable surrender charge and any loan balance.

3.6 Contract Anniversary

The same day and month as the Contract Date each year that the contract remains in force.

3.7 Contract Date

The date on which coverage takes effect. Contract months, years and anniversaries are measured from the Contract Date.

3.8 Contract Value

The sum of the Variable Account Value and the Fixed Account Value (including the loan account value). These values are described in more detail in Section 7, Contract Values.

3.9 Contract Year

Any period of twelve months starting with the Contract Date or any Contract Anniversary.

3.10 Cost of Insurance

The charge we make based on the amount of pure insurance protection using the current Cost of Insurance rates for this contract. It does not include the cost of any additional benefits provided by riders.

3.11 Coverage Options

The coverage option selected determines the amount of death Proceeds payable. Three coverage options (A, B or C) are available. These options are described in Section 4.2, Death Proceeds.

3.12 Fixed Account

An account that is part of our general account. The investment performance of the Variable Account has no impact on the Fixed Account.

3.13 Fixed Account Value

The Contract Value in the Fixed Account.

3.14 Insured

The person whose life is insured under this contract.

3.15 Maturity Date

The date shown in Section 1, Contract Data, when coverage terminates and we pay any Cash Surrender Value.

3.16 Monthly Anniversary Day

The day of each month when we make the Monthly Deduction for this contract. It is the same day of each month as shown in the Contract Date (or the last day of the month for those months not having such a day).

3.17 Monthly Deduction

The amount we deduct on the Monthly Anniversary Day from the Contract Value to pay the Cost of Insurance, Monthly Expense Charges, and the cost of any additional benefits provided by riders for the month beginning on that Monthly Anniversary Day.

3.18 Monthly Expense Charges

The charges we deduct from the Contract Value on each Monthly Anniversary Day to compensate us for the costs associated with administration of the contract. We show this charge in Section 1, Contract Data.

3.19 Mortality and Expense Risk Charge

The charge we deduct from the assets of the Subaccounts to compensate us for the mortality and expense risks for this contract. We show this charge in Section 1, Contract Data.

3.20 Net Investment Factor

The ratio of the Subaccount performance of the current Valuation Day to the immediately prior Valuation Day. The Subaccount performance includes gains or losses in the Subaccounts, dividends paid, any capital gains or losses, any taxes, and Mortality and Expense Risk Charges.

3.21 Net Premium

The premium payment minus the Premium Expense Charge.

3.22 Non-Tobacco User

A rate class that defines an Insured who does not use tobacco products in any form during the time period as defined in our underwriting guidelines.

3.23 Owner

The person entitled to exercise all rights and privileges provided in the contract.

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3.24 Planned Premium

The amount and frequency of premium payments you elected to pay in your last application. This is only an indication of your preference of future premium payments. You may change the amount and frequency of premium payments at any time. Section 5.8, Grace Period, describes the amount of premium required to keep your contract in force.

3.25 Premium Expense Charge

The amount we deduct from each premium payment. We show this charge in Section 1, Contract Data.

3.26 Proceeds

The total amount we are obligated to pay under the terms of this contract.

3.27 Reallocation Date

The date the Contract Value in the money market Subaccount is allocated to the Subaccounts and to the Fixed Account based on the Net Premium payment allocation percentages specified in the application. The Reallocation Date is 30 days after the Allocation Date.

3.28 Specified Amount

The amount of insurance coverage on the Insured. The actual death benefit will depend upon the coverage option in effect at the time of death less any loan balance.

3.29 Subaccounts

The division of accounts making up the Variable Account. The assets of each Subaccount are invested in a corresponding portfolio of a designated mutual fund.

3.30 Tobacco User

A rate class that defines an Insured who uses tobacco products in any form during the time period as defined in our underwriting guidelines.

3.31 Valuation Day

Each day on which the New York Stock Exchange is open for business.

3.32 Valuation Period
The interval of time commencing at the close of business one Valuation Day and ending at the close of business on the next Valuation Day.

3.33 Variable Account

The Kansas City Life Variable Life Separate Account. This is not part of our general account. The Variable Account has Subaccounts each of which is invested in a corresponding portfolio of a designated mutual fund.

3.34 Variable Account Value

The total value of the contract allocated to Subaccounts of the Variable Account.

3.35 We, Our, Us

Kansas City Life Insurance Company.

3.36 Written Notice/Written Request

A Written Notice or Written Request in a form satisfactory to us, which is signed by the Owner and received at the Home Office.

3.37 You, Your

The Owner of this contract. The Owner may be someone other than the Insured.

Section 4: Contract Proceeds

4.1 Types of Proceeds and Method of Payment

There are various types of Proceeds available under this contract. These include:

•  Death Proceeds

•  Surrender Proceeds

•  Partial Surrender Proceeds

We will pay death or surrender Proceeds as either a lump sum or under a payment option as described in Section 13, Payment of Proceeds. The amount of Proceeds payable will vary by the type of Proceeds and the form of payment selected. We will only pay partial surrender Proceeds as a lump sum.

We have the right to require that this contract be returned to us when we pay death or surrender Proceeds.

To the extent permitted by law, Proceeds will not be subject to any claims of your creditors or the Beneficiary’s creditors.

4.2 Death Proceeds

If the Insured dies, we will pay the death Proceeds to the Beneficiary. We will require proof that the Insured’s death occurred while this contract was in force.

We will pay the Proceeds to the Beneficiary in a lump sum unless you or the Beneficiary elect one of the payment options listed in Section 13, Payment of Proceeds.

The amount of death Proceeds payable upon the Insured’s death is determined according to the coverage option you have elected. The coverage option is shown in Section 1, Contract Data.

Coverage Option A

The death benefit will be the greater of:

(1)  the Specified Amount on the date of death; or

(2)  the Contract Value on the date of death multiplied by the corridor percentage as shown in the Table of Corridor Percentages in Section 1, Contract Data, for the Insured's Age on the date of death.

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Coverage Option B

The death benefit will be the greater of:

(1)  the Specified Amount on the date of death, plus the Contract Value on the date of death; or

(2)  the Contract Value on the date of death multiplied by the corridor percentage as shown in the Table of Corridor Percentages in Section 1, Contract Data, for the Insured's Age on the date of death.

Coverage Option C

The death benefit will be the greater of:

(1)  the Specified Amount on the date of death, plus the total premiums paid, minus the total amount of partial surrenders; or

(2)  the Contract Value on the date of death multiplied by the corridor percentage as shown in the Table of Corridor Percentages in Section 1, Contract Data, for the Insured's Age on the date of death.

We will increase the death benefit under any coverage option by any additional benefits provided by riders in force at the Insured’s death and any premiums received after the date of death. We will also refund any Cost of Insurance charge deducted for the period beyond the date of death. We will reduce the death benefit by any loan balance.

The purpose of the corridor percentage is to ensure that your contract will not be disqualified as a life insurance contract under Section 7702 of the Internal Revenue Code, as amended.

If changes occur in the Internal Revenue Code which would disqualify the contract as a life insurance contract, we have the right to amend the contract in order to make it qualify under any new federal income tax laws.

We will pay interest on lump sum death Proceeds from the date of the Insured’s death until the date of payment. Interest will be at an annual rate determined by us, but never less than the rate required by the state in which this contract is delivered.

4.3 Surrender Proceeds

We will pay Proceeds of a full surrender as either a lump sum or under a payment option as described in Section 13, Payment of Proceeds. Unless you specify otherwise, we will pay full surrender Proceeds as a lump sum. We will only pay partial surrender Proceeds as a lump sum.

The amount of Proceeds payable upon a full surrender is the Cash Surrender Value as described in Section 7.8, Cash Surrender. The amount of Proceeds payable under the partial surrender provision is defined in Section 7.9, Partial Surrenders.

Section 5: Premium and Reinstatement Provisions

5.1 Payment

You must pay your first premium when the contract is delivered. Subsequent premiums may be paid at any time. There is no insurance until we receive the first premium. All premiums after the first must be paid at the Home Office or to a representative authorized to receive premiums.

5.2 Right to Refund

We will inform you if we receive a premium payment which affects the tax qualification of this contract as described in Section 7702 of the Internal Revenue Code, as amended. We will offer you the choice of a refund of the premium or the option to increase the Specified Amount subject to our underwriting requirements.

If you choose to increase the Specified Amount and the Insured fails to meet our underwriting requirements for the required increase in coverage, we have the right to refund, with interest, any premium that would cause your contract to violate Section 7702.

5.3 Planned Premiums

The planned annual, semi-annual, quarterly or monthly premium payment is shown in Section 1, Contract Data.

5.4 Amount and Frequency

Planned premiums may be paid at twelve, six or three month intervals. They may also be paid monthly with our consent. You may change the amount and frequency of Planned Premiums at any time. However, in order to keep the contract in force the premium you pay must be sufficient to keep your contract from lapsing as described in Section 5.8, Grace Period. The actual amount and frequency of premium payments affects the Contract Value and the amount and duration of insurance.

We have the right to limit the amount of any increase in Planned Premium payments.

5.5 Unscheduled Premiums

You may pay unscheduled premiums at any time. We reserve the right to limit the number and amount of unscheduled premium payments. We may require satisfactory evidence of insurability prior to accepting any unscheduled premium payments.

Unscheduled premiums are subject to the requirements of Section 5.2, Right to Refund, if such premiums would require an increase in the death benefit under Section 7702 of the Internal Revenue Code, as amended.

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5.6 Guaranteed Payment Period

The period of time, shown in Section 1, Contract Data, during which one of the following conditions must exist to prevent your contract from lapsing:

(1)  the Cash Surrender Value of the contract on a Monthly Anniversary Day must be sufficient to cover the Monthly Deduction; or

(2)  total premiums paid must be at least equal to the sum of the guaranteed monthly premiums for each month the contract has been in force, plus any loan balance and the total amount of partial surrenders, as provided in Section 5.8, Grace Period.

5.7 Guaranteed Monthly Premium

If you pay the guaranteed monthly premiums as due, your contract will not lapse during the guaranteed payment period (assuming you do not make any contract loans or partial surrenders). Section 5.8, Grace Period, describes this in detail.

The guaranteed monthly premium will change if you increase the Specified Amount or add or delete any additional benefits provided by riders.

5.8 Grace Period

The conditions which will result in your contract lapsing will vary, as follows, depending on whether the guaranteed payment period, shown in Section 1, Contract Data, has expired.

During the Guaranteed Payment Period

The contract will lapse if there is no Cash Surrender Value and if the accumulated premiums paid as of each Monthly Anniversary Day are less than:

X + Y + Z

"X" is the guaranteed monthly premium shown in Section 1, Contract Data, times the number of Monthly Anniversary Days during which the contract has been in force before any requested increases to the Specified Amount.

If requested increases to the Specified Amount have occurred, "X" will also include each new guaranteed monthly premium after an increase times the number of Monthly Anniversary Days during which each applicable increase to the Specified Amount has been in force.

"Y" is the amount of any loan balance.

"Z" is the total amount of partial surrenders.

We will provide a grace period of 61 days from the date your contract lapses to pay total premiums equal to or greater than X + Y + Z.

After the Guaranteed Payment Period

The contract will lapse if the Cash Surrender Value on a Monthly Anniversary Day will not cover the Monthly Deduction for the month beginning on that Monthly Anniversary Day.

We will provide a grace period of 61 days from the date your contract lapses to pay a premium that will provide enough Cash Surrender Value to cover the balance of the Monthly Deduction.

The contract will terminate without value if sufficient premium is not paid by the end of the grace period.

Section 7, Contract Values, describes the Cash Surrender Value and Monthly Deduction. If the Insured dies during the grace period, we will pay the Proceeds reduced by any past due Monthly Deductions.

5.9 Reinstatement

If the grace period expires without sufficient premiums being paid to prevent lapse, the contract may be reinstated within two years after the expiration of the grace period. Your contract cannot be reinstated if it has been surrendered.

In order to reinstate we must receive:

(1)  satisfactory evidence of insurability of the Insured; and

(2)  payment of the premium amount which would have been sufficient to keep the contract from lapsing, as described in Section 5.8, Grace Period, with interest from the date of lapse; plus:

(a) two months of guaranteed monthly premium if the contract lapsed during the guaranteed payment period; or

(b) three Monthly Deductions if the contract lapsed after the guaranteed payment period.

Interest at the loan interest rate, shown in Section 1, Contract Data, on any loan balance will be payable to the date of reinstatement. We will reinstate the contract on the Monthly Anniversary Day after the date we approve the reinstatement.

If lapse occurs during the guaranteed payment period or during a time when any surrender charges are applicable, the balance of the guaranteed payment period and surrender charge periods at the time of lapse will resume upon reinstatement.

If the contract lapses and it is reinstated, we cannot contest the reinstated contract after the contract has been in force during the Insured’s lifetime for two years from the date of the reinstatement application.

Section 6: Contract Change Provisions

6.1 Right to Change

We require that the changes provided for in this section be made by Written Notice or Written Request. These changes may be made at any time the contract is in force.

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6.2 Changes in Specified Amount

The Specified Amount may be changed after the contract has been in force one year. Once the Specified Amount has been changed, it cannot be changed again for the next twelve months. Specified Amount changes are subject to the conditions outlined below. Changes in Specified Amount will be effective on the Monthly Anniversary Day on or following the date we approve your application.

Decreases in the Specified Amount

We will apply a decrease first against any increases to the Specified Amount in the reverse order in which they were made. We will then apply any remaining decrease against the initial Specified Amount.

We have the right to decline to make any Specified Amount decrease that we determine would cause this contract to not qualify as life insurance under applicable tax laws.

A decrease in the Specified Amount will not affect the surrender charge and a decrease in the contract's Specified Amount will not decrease the guaranteed monthly premium.

The Specified Amount remaining in force after any requested decrease may not be less than the minimum Specified Amount shown in Section 1, Contract Data.

Increases in the Specified Amount

A request for an increase in the Specified Amount will be subject to the following requirements:

(1)  you must submit an application satisfactory to us;

(2)  you must submit evidence of insurability satisfactory to us;

(3)  the Insured's Age must be less than the current maximum issue age for the contract;

(4)  the increased Monthly Deduction will not cause the contract to lapse, as described in Section 5.8, Grace Period, as of the effective date of the increase; and

(5)  any increase will be subject to our issue rules and limits at the time of increase.

After an increase, additional surrender charges will apply to your contract. We will send you a new surrender charge schedule.

A new guaranteed monthly premium will be applicable during the remainder of the guaranteed payment period.

6.3 Change in Coverage Option

You may change the coverage option any time after the contract has been in force one year. Once you have changed the coverage option, you cannot change it again for the next twelve months.

If the coverage option is Option B or Option C, it may be changed to Option A. The new Specified Amount will be the death benefit as of the effective date of the change. The effective date of change will be the Monthly Anniversary Day on or next following the date we receive and approve your application for change.

If the coverage option is Option A or Option B you may not change it to Option C. Coverage Option C is only available at issue.

If the coverage option is Option A or Option C, you may change it to Option B subject to satisfactory evidence of insurability. The Specified Amount does not change. The new death benefit will be the Specified Amount plus the Contract Value. The effective date of change will be the Monthly Anniversary Day on or following the date we approve your application for change.

We have the right to decline any coverage option change that we determine would cause this contract to not qualify as life insurance under applicable tax laws.

6.4 Changing Your Contract

Any change to your contract that is not provided for in this section must be approved by us and signed by our President, Vice President, Secretary or Assistant Secretary.

We will send you an amendment or endorsement for attachment to your contract showing the approved change. No agent has the authority to make any changes or waive any of the terms of your contract.

Section 7: Contract Values

7.1 Net Premium

The Net Premium is the premium payment received less the Premium Expense Charge shown in Section 1, Contract Data.

7.2 Contract Value

On the Contract Date the Contract Value equals:

(1)  the initial Net Premium paid; less

(2)  the Monthly Deduction, as defined in Section 3.17 of this contract.

On any day after the Contract Date, the Contract Value is equal to the Fixed Account Value (including the loan account value) plus the Variable Account Value.

7.3 Fixed Account Value

On the Contract Date the Fixed Account Value equals:

(1)  the portion of the Net Premium allocated to the Fixed Account; less

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(2)  the portion of the Monthly Deduction allocated to the Fixed Account.

On each Valuation Day the Fixed Account Value will be equal to:

A + B + C - D - E – F

"A" is the Fixed Account Value on the preceding Valuation Day plus interest from the preceding Valuation Day to the date of calculation.

"B" is the portion of the Net Premiums allocated to the Fixed Account and received since the preceding Valuation Day, plus interest from the date we receive such Net Premiums to the date of calculation.

“C” is the amount of any transfers from the Subaccounts to the Fixed Account since the preceding Valuation Day, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation.

“D” is the amount of any transfers from the Fixed Account to the Subaccounts since the preceding Valuation Day, plus interest on such transferred amount from the effective dates of such transfers to the date of calculation.

“E” is the amount of any partial surrenders from the Fixed Account since the preceding Valuation Day, plus interest on these surrendered amounts from the effective date of the partial surrenders to the date of calculation.

“F” is a pro-rata share of the Monthly Deduction, as described in Section 7.6, Monthly Deduction, for the month beginning on that Monthly Anniversary Day.

7.4 Interest Rate for Fixed Account Value

The value in the Fixed Account is guaranteed to accumulate at the minimum effective annual interest rate which is shown in Section 1, Contract Data. We may credit a rate in excess of the Fixed Account guaranteed interest rate shown in Section 1, Contract Data, while the contract is in force.

We may change the interest rate credited to new deposits at any time. We will not change the interest rate credited to funds in the Fixed Account more often than once each year.

7.5 Variable Account Value

The Variable Account Value is the sum of the values of the Subaccounts under this contract.

As of the Allocation Date the value of each Subaccount equals:

(1)  the portion of the initial Net Premium allocated to the Subaccount; less

(2)  the pro-rata share of the Monthly Deduction allocated to the Subaccounts.

7.6 Monthly Deduction

We will make a Monthly Deduction from the Contract Value on each Monthly Anniversary Day equal to the sum of the following:

(1)  the Cost of Insurance, as described in Section 7.7, Cost of Insurance;

(2)  the Monthly Expense Charges as shown in Section 1, Contract Data; and

(3)  the cost of any additional benefits provided by riders for the contract month.

7.7 Cost of Insurance

The Cost of Insurance on any Monthly Anniversary Day is equal to:

Q x (R - S)
1000

"Q" is the Cost of Insurance rate.

"R" is the Insured’s death benefit on that day discounted for one month at a rate not less than the Fixed Account guaranteed interest rate, shown in Section 1, Contract Data.

"S" is the Contract Value, as described in Section 7.2, Contract Value.

We determine the Cost of Insurance rates (‘Q’ in the above formula) based on the Insured's Age, number of completed Contract Years, sex, and risk class. We guarantee that these rates will never exceed the guaranteed Cost of Insurance rates shown in Section 2, Monthly Cost of Insurance Rates, except as described below for special risk classes.

We will make any change in the current Cost of Insurance rates on a uniform basis for Insureds of the same Age, sex and risk class whose contracts have been in force the same length of time. We will never increase the current Cost of Insurance rates to recover losses incurred, or decrease them to distribute gains realized by us, prior to the change.

These guaranteed maximum rates shown in Section 2, Monthly Cost of Insurance Rates, are based on the mortality table as shown in Section 1, Contract Data. We will adjust the guaranteed maximum Cost of Insurance rates appropriately for special risk classes.

7.8 Cash Surrender

You may surrender this contract for its Cash Surrender Value at any time by submitting a Written Notice or Written Request to us.

The Cash Surrender Value of this contract is:

(1)  the Contract Value of this contract at the time of surrender; less

(2)  any applicable surrender charge; less

(3)  any loan balance.

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We will also refund any Cost of Insurance deducted for the period beyond the date of contract surrender.

Section 1, Contract Data, shows the surrender charges. These charges apply in the first 15 Contract Years. Additional surrender charges will apply for 15 years following any increases in Specified Amount.

Certain federal income tax consequences may apply to cash surrenders. You should consult with your tax advisor before requesting any surrenders.

7.9 Partial Surrenders

You may surrender a portion of the Contract Value and have the Proceeds paid to you in a lump sum. A partial surrender must occur before the death of the Insured while the contract is in force. The partial surrender amount will be the Proceeds, plus the partial surrender fee shown in Section 1, Contract Data. The minimum amount for a partial surrender is $500. The maximum partial surrender is the Cash Surrender Value, less $300. We will deduct the partial surrender amount from the Contract Value on the day we receive Written Notice for the partial surrender.

We will deduct the partial surrender amount from the Subaccounts and/or the Fixed Account according to your instructions. If you provide no instructions, we will deduct the partial surrender amount from the Subaccounts and/or the Fixed Account on a pro-rata basis. In the event that the partial surrender amount exceeds the Subaccount value and/or the Fixed Account Value, we will process the partial surrender for the amount available and contact you for further instructions.

Under Options A, B and C, we will reduce the Contract Value by the partial surrender amount.

In addition, for Option A, we will reduce the Specified Amount by the partial surrender amount minus the excess, if any, of the death benefit over the Specified Amount at the time the partial surrender is made. However, if the partial surrender amount is less than or equal to the excess of the death benefit over the Specified Amount, we will not reduce the Specified Amount. We have the right to require that the Specified Amount remaining in force after any partial surrender be at least equal to the minimum Specified Amount shown in Section 1, Contract Data.

Certain federal income tax consequences may apply to partial surrenders from the contract. You should consult with your tax advisor before requesting any partial surrenders.

7.10 Time Period for Payment

We will normally pay out any surrender, partial surrender, loan or death benefit within seven days of receiving your Written Notice or Written Request, or receipt and filing of due proof of death. However, we have the right to suspend or delay the date of any surrender, partial surrender, loan or death benefit payment from the Subaccounts for any period during which:

(1)  the New York Stock Exchange is closed, other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or

(2)  the Securities and Exchange Commission permits by an order the postponement for the protection of contract Owners; or

(3)  The Securities and Exchange Commission determines that an emergency exists that would make the disposal of securities held in the Variable Account or the determination of the value of the Variable Account’s net assets not reasonably practicable.

For any surrender, partial surrender, loan or transfer from the Fixed Account, we have the right to postpone making a payment to you for up to six months from the date of Written Notice. If payment is not made within 30 days after receipt of documentation necessary to complete the transaction (or such shorter period required by a particular jurisdiction) we will add interest to the amount paid from the date of receipt of documentation. We will determine this annual interest rate but it will never be less than the rate required by the state in which this Contract is delivered.

7. 11 Extended Term Insurance

If your contract lapses, as described in Section 5.8, Grace Period, we will apply the Cash Surrender Value to continue the Specified Amount and any additional benefits provided by riders for a portion of the next month.

The amount of extended term insurance is determined according to the coverage option in effect as of the date insurance is extended under this option.

7.12 Basis of Computation

Guaranteed values and reserves are based on the guaranteed interest rate and the mortality table shown in Section 1, Contract Data.

Guaranteed Fixed Account Values and reserves under this contract are equal to, or greater than, the minimum values required by law of the state in which your contract is delivered. Where required, we have filed a detailed statement of the method of computing these values with the insurance department of that state.

The guaranteed Fixed Account Values are based on the minimum Fixed Account guaranteed interest rate as shown in Section 1, Contract Data, and the

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guaranteed maximum Cost of Insurance rates as described in Section 7.7, Cost of Insurance.

Section 8: Loan Provisions

8.1 Contract Loans

You may obtain a contract loan by submitting a Written Notice or Written Request to us. This contract assigned to us is the only security needed.

When a loan is made, we will transfer an amount equal to the loan from the Fixed and Variable Accounts to the loan account. The loan account is part of the Fixed Account, which is part of our general account. If you do not specify allocation instructions in your loan application, we will withdraw the loan pro-rata from all Subaccounts of the Variable Account having Subaccount values and from the Fixed Account.

Amounts transferred to the loan account do not participate in the investment experience of the Fixed or Variable Account from which they were withdrawn. Amounts in the loan account will earn interest at the minimum Fixed Account guaranteed interest rate shown in Section 1, Contract Data. Different interest rates may be applied to the loan account than the Fixed Account. Any interest credited on loaned amounts will remain in the Fixed Account.

You may repay your loan balance in full or in part while your contract is in force prior to the death of the Insured. Repayments must be clearly marked as “loan repayments” or we will credit them as premiums. Each loan repayment will result in a transfer of an amount equal to the loan repayment from the loan account to the Fixed and/or Variable Account. We will use your current premium allocation schedule to allocate the loan repayments. We have the right to not accept partial loan repayments for amounts less than $50.

A loan balance that exists at the end of the grace period may not be repaid unless this contract is reinstated.

8.2 Amount of Loan Available

The amount of loan available will be equal to the Cash Surrender Value of the contract less any loan interest to the next Contract Anniversary.

8.3 Loan Interest

We will charge interest on any loan balance from the date of the loan at the rate shown in Section 1, Contract Data. We may establish a lower rate for any period for which the loan balance is outstanding.

Interest is payable at the end of each Contract Year and on the date the loan balance is repaid. If interest is not received by the Contract Anniversary we will transfer the accrued loan interest from the Fixed and Variable Accounts to the loan account on a pro-rata basis.

8.4 Loan Balance

Loan balance means all unpaid contract loans and accrued loan interest. We will deduct any outstanding loan balance from the contract Proceeds.

Your contract is terminated whenever your Cash Surrender Value is no longer positive. We will mail notice to your last known address recorded with us and to the holder of any assignment of record at least 31 days before such termination.

Section 9: Other Contract Provisions

9.1 Contract

This contract, application and any supplemental applications are the entire contract. This contract is issued in consideration of the application and payment of the premiums. We will attach a copy of any application when we issue the contract and will attach or endorse on the contract any supplemental applications when the supplemental coverage becomes effective.

In the absence of fraud, all statements made in any applications, either by you or by the Insured, will be considered representations and not warranties. We may use statements to contest a claim or the validity of this contract only if they are contained in an application.

9.2 Incontestability

After this contract has been in force during the Insured’s lifetime for two years from the Contract Date, we cannot contest this contract, except if the contract lapses as described in Section 5.8, Grace Period.

We will not contest any increase in the Specified Amount after the increase has been in force during the Insured’s lifetime for two years following the effective date of the increase.

9.3 Suicide

If the Insured dies by suicide, while sane or insane, within two years of the Contract Date, the amount payable by us will be equal to the Contract Value less any loan balance.

If the Insured dies by suicide, while sane or insane, within two years after the effective date of any increase in the Specified Amount, the amount payable by us associated with such increase will be limited to the Cost of Insurance associated with the increase.

9.4 Age and Sex

If, while this contract is in force and the Insured is alive, it is determined that the Age or sex of the Insured as stated in Section 1, Contract Data, is not correct, we will adjust the Contract Value under this contract. The adjustment will be the difference between the following two amounts accumulated at

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the Fixed Account guaranteed interest rate annually. The two amounts are:

(1)  the Cost of Insurance deductions that have been made; and

(2)  the Cost of Insurance deductions that would have been made at the correct Age and sex.

If, after the death of the Insured and while this contract is in force, it is determined that the Age or sex of the Insured as stated in Section 1, Contract Data, is not correct, the death benefit will be the net amount at risk that the most recent Cost of Insurance deductions at the correct Age and sex would have provided, plus the Contract Value on the date of death, less any loan balance.

9.5 Termination of Coverage

Coverage under this contract terminates when any of the following events occur:

(1)  you request that coverage terminate;

(2)  the Insured dies; or

(3)  the contract lapses, as described in Section 5.8, Grace Period, and the grace period ends without sufficient premiums being paid.

9.6 Modifications

Upon notice to you, we may modify the contract, but only if such modification is necessary to:

(1)  make the contract or the Variable Account comply with any law or regulation issued by a governmental agency to which we are subject; or

(2)  assure continued qualification of the contract under the Internal Revenue Code or other federal or state laws relating to variable life contracts; or

(3)  reflect a change in the operation of the Variable Account; or

(4)  provide additional Fixed and/or Variable Account accumulation options.

We have the right to modify the contract as necessary to attempt to prevent the contract Owner from being considered the Owner of the assets of the Variable Account. In the event of any such modification, we will issue an appropriate endorsement to the contract, if required.

9.7 Nonparticipating

This contract is nonparticipating. It will not participate in any of our profits, losses or surplus earnings.

9.8 Annual Report

At least annually we will send you a report showing the following:

(1)  the Contract Value;

(2)  the Cash Surrender Value; and

(3)  any other information required by law or regulation.

Upon receiving your Written Notice or Written Request, we will send you a report at any other time during the year for a reasonable charge as determined by us.

Section 10: Control of Contract

10.1 Ownership

The Insured is the Owner unless otherwise provided in the application. As Owner, you may exercise every right provided by your contract. These rights and privileges end at the Insured's death.

We require the consent of the Beneficiary to exercise these rights if you have waived the right to change the Beneficiary.

10.2 Change of Ownership

You may change the ownership of this contract while the Insured is alive. You must give Written Notice to us at our home office. The change will be effective on the date your request was signed but will have no effect on any payment made or other action taken by us before we receive it. We may require that you submit the contract for endorsement to show the change.

10.3 Assignment

An assignment is a transfer of some or all of your rights under this contract. No assignment will be binding on us unless made in writing and filed at our Home Office. We assume no responsibility for the validity or effect of any assignment.

10.4 Beneficiary

The Beneficiary is shown on the application or in the last Beneficiary designation filed with us.

We will pay death Proceeds to the Beneficiary except as provided in this section.

If any Beneficiary dies before the Insured, that Beneficiary's interest will pass to any other beneficiaries according to their respective interests.

If all beneficiaries die before the Insured, we will pay the death Proceeds to you, if living, otherwise to your estate or legal successors.

Unless you have waived the right to do so, you may change the Beneficiary by filing a Written Request in a form satisfactory to us. In order to be effective, you must sign the Written Request for change of Beneficiary while your contract is in force and the Insured is living. The change will be effective on the date your request was signed but will have no effect on any payment made or other action taken by us before we receive it.

The interest of any Beneficiary will be subject to:

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(1)  any assignment of this contract which is binding on us; and

(2)  any optional settlement agreement as described in Section 13, Payment of Proceeds, which is in effect at the Insured's death.

10.5 Simultaneous Death of Beneficiary and Insured

We will pay death Proceeds as though the Beneficiary died before the Insured if:

(1)  the Beneficiary dies at the same time as, or within 15 days of, the Insured's death; and

(2)  we have not paid the Proceeds to the Beneficiary within this 15-day period.

Section 11: The Variable Account

11.1 General Description

The name of the Variable Account is the Kansas City Life Variable Life Separate Account. The income, gains and losses (whether or not realized) from assets allocated to the Variable Account are credited or charged against the Variable Account without regard to our other income, gains or losses. The portion of the assets of the Variable Account equal to the reserves and other contract liabilities with respect to the Variable Account will not be chargeable with liabilities arising out of any other business we may conduct.

The assets of the Variable Account are segregated by investment options, thus establishing a series of Subaccounts within the Variable Account.

When permitted by law, we reserve the right to:

(1)  create new separate accounts;

(2)  combine separate accounts;

(3)  remove, combine or add Subaccounts and make the new Subaccounts available to you at our discretion;

(4)  substitute shares of another portfolio of the funds or shares of another investment company for those of the funds;

(5)  add new portfolios to the funds;

(6)  deregister the Variable Account under the Investment Company Act of 1940 if registration is no longer required;

(7)  make any changes required by the Investment Company Act of 1940; and

(8)  operate the Variable Account as a managed investment company under the Investment Company Act of 1940 or any other form permitted by law.

If a change is made, we will send you a revised prospectus and any notice required by law. If required, we would first seek the approval of the Securities and Exchange Commission, and when required, the appropriate state regulatory authorities before making a change in the investment options.

11.2 Subaccounts

The Subaccounts are separate investment accounts that together make up the Variable Account. The assets of each Subaccount are invested in a corresponding portfolio of a designated mutual fund. They are named in Section 1, Contract Data.

Subaccount values will fluctuate in accordance with the investment experience of the applicable portfolio of the fund held within the Subaccount.

The Subaccount value is equal to the number of Accumulation Units credited to the Subaccount times the appropriate Accumulation Unit value.

The number of Accumulation Units to be purchased or redeemed in a transaction is found by dividing:

(1)  the dollar amount of the transaction; by

(2)  the Subaccount’s unit value for the Valuation Period for that transaction.

The number of units in any Subaccount will be increased at the end of the Valuation Period by:

(1)  any Net Premiums allocated to the Subaccount during the current Valuation Period; and

(2)  any transfers to the Subaccount from another Subaccount or from the Fixed Account during the current Valuation Period.

The number of units in any Subaccount will be decreased at the end of the Valuation Period by:

(1)  any amounts transferred from the Subaccount to another Subaccount or the Fixed Account;

(2)  amounts surrendered during the current Valuation Period.

The number of units in any Subaccount will also be reduced on each Monthly Anniversary Day by a pro-rata share of the Monthly Deduction. The Monthly Deduction will reduce the Subaccount units in proportion to each Subaccount’s value to the entire Contract Value.

The value of an Accumulation Unit for each of the Subaccounts was arbitrarily set at $10 when the first investments were bought. The value for any later Valuation Period is equal to:

A x B

 “A” is equal to the Subaccount’s Accumulation Unit value for the end of the immediately preceding Valuation Day.

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“B” is equal to the Net Investment Factor for the most current Valuation Day.

The Net Investment Factor equals:

X	-	Z
Y

“X” equals the sum of:

(1)  the net asset value per Accumulation Unit held in the Subaccount at the end of the current Valuation Day; plus

(2)  the per Accumulation Unit amount of any dividend or capital gain distribution on shares held in the Subaccount during the current Valuation Day; less

(3)  the per Accumulation Unit amount of any capital loss distribution on shares held in the Subaccount during the current Valuation Day; less

(4)  the per Accumulation Unit amount of any taxes or any amount set aside during the Valuation Day as a reserve for taxes.

“Y” equals the net asset value per Accumulation Unit held in the Subaccount as of the end of the immediately preceding Valuation Day.

“Z” equals the charges deducted from the Subaccount on each Valuation Day for the Mortality and Expense Risk Charge.

We deduct the Mortality and Expense Risk Charge from each of the Subaccounts on each Valuation Day. This charge compensates us for assuming the mortality and expense risks under this contract. These charges are shown in Section 1, Contract Data.

The value of a Subaccount may increase, decrease or remain the same.

11.3 Allocations

This contract provides investment options for the amount in the Contract Value. The initial premium allocation percentages are indicated in the application for this contract. These percentages will also apply to subsequent premium allocations until you change them. Such allocation percentages may be changed by Written Notice.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages must equal 100.

We have the right to limit the number of Subaccount allocations in effect at any one time.

On the Allocation Date we will allocate the Contract Value to a money market Subaccount. We will also allocate any subsequent premiums that are received from this time until the Reallocation Date to a money market Subaccount. On the Reallocation Date, Contract Value in the money market Subaccount will be allocated to the Subaccounts and to the Fixed Account based on the premium Payment allocation percentages in the contract application. After the Reallocation Date, planned periodic premiums and unscheduled premiums will be allocated as requested on the Valuation Day they are received by the Home Office.

Section 12: Transfers

12.1 Transfer Fees

Six transfers per year may be made from Subaccounts and the Fixed Account free of charge. Any unused free transfers do not carry over to the next Contract Year. We will charge a $25 transfer fee on any additional transfers during a Contract Year. For the purpose of assessing a fee, we consider each Written Notice or Written Request, or telephone request to be one transfer. We will deduct the processing fee from the amount being transferred, or from the remaining Contract Value, according to your instructions.

12.2 Transfers From Subaccounts

After the right to examine period and Reallocation Date, you may transfer all or a part of the value in any Subaccount of the Variable Account to one or more of the Subaccounts of the Variable Account or to the Fixed Account. The minimum amount that you may transfer is the lesser of:

(1)  $250; or

(2)  the total value in that Subaccount on that date.

We will treat any transfer that would reduce the amount in a Subaccount below $250 as a transfer request for the entire amount in that Subaccount.

A transfer fee may apply as described in Section 12.1, Transfer Fees.

An excessive number of transfers, including short-term “market timing” transfers, may adversely affect the performance of the underlying fund in which a Subaccount invests. If, in our sole opinion, a pattern of excessive transfers develops, we have the right not to process a transfer request. We also have the right not to process a transfer request when the sale or purchase of shares of a fund is not reasonably practicable due to actions taken or limitations imposed by the fund.

We may suspend or modify this transfer privilege at any time.

12.3 Transfers From the Fixed Account

At your request, you may transfer an amount from the unloaned value in the Fixed Account to one or more Subaccounts of the Variable Account. We must receive the request in writing or other form acceptable to us. You may make only one transfer from the Fixed Account each Contract Year.

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The maximum amount you may transfer from the Fixed Account each Contract Year will be the greatest of:

(1)  25% of the unloaned Fixed Account Value, unless the balance after the transfer is less than $250, in which case the entire amount will be transferred;

(2)  $2,000, or the unloaned Fixed Account Value, if less; or

(3)  the amount transferred from of the Fixed Account the previous Contract Year.

A transfer fee may apply as described in Section 12.1, Transfer Fees.

We may suspend or modify this transfer privilege at any time.

Section 13: Payment of Proceeds

13.1 Payment Options

You may apply Proceeds of $2,000 or more which are payable under this contract to any of the following options:

Option 1: Interest Payments

We will make interest payments to the payee annually or monthly as elected. We will pay interest on the Proceeds at the guaranteed rate of 1.50% per year and we may increase this by additional interest paid annually. You may withdraw the Proceeds and any unpaid interest in full at any time.

Option 2: Installments of a Specified Amount

We will make annual or monthly payments until the Proceeds plus interest are fully paid. We will pay interest on the Proceeds at the guaranteed rate of 1.50% per year and we may increase this by additional interest. You may withdraw the present value of any unpaid installments at any time.

Option 3: Installments for a Specified Period

We will pay the Proceeds in equal, annual or monthly payments for a specified number of years. We will pay interest on the Proceeds at the guaranteed rate of 1.50% per year and we may increase this by additional interest. You may withdraw the present value of any unpaid installments at any time. The amount of each payment is shown in Table A.

Option 4: Life Income

We will pay an income during the payee's lifetime. A minimum guaranteed payment period may be chosen. We will continue payments under the Installment Refund Option until the total income payments equal the Proceeds applied. The amount of each payment is shown in Table B.

Option 5: Joint and Survivor Income

We will pay an income during the lifetime of two persons and will continue to pay the same income as long as either person is living. The minimum guaranteed payment period will be ten years. The amount of each payment is shown in Table C.

If the payout rates in use by us at the time Proceeds become payable are more favorable than those shown in Tables B and C, we will provide a life income using the more favorable rates.

13.2 Payee

The payee is the person receiving Proceeds under a settlement option. The payee can be you, the Insured or a Beneficiary. We will require satisfactory proof of the payee's Age under Options 4 and 5.

The contingent payee is the person named to receive Proceeds if the payee is not alive.

13.3 Minimum Payments

The payment under any settlement option must be at least $25. We may make payments less frequently so that each payment is at least $25.

13.4 Choice of Options

You may choose an option by Written Notice during the Insured's lifetime. If a settlement option is not in effect at the Insured's death, a choice may be made by the Beneficiary.

13.5 Availability of Options

We have the right to restrict these options if you designate an executor, administrator, trustee, corporation, partnership or association as the payee.

13.6 Operative Date

The first payment will be payable on the payment mode following the date Proceeds become payable.

13.7 Death of Payee

At the death of the payee, we will pay any payments remaining according to the terms of the settlement option chosen, unless the contingent payee elects in writing to receive the present value of any remaining guaranteed payments in a single sum.

If a contingent payee has not been named or does not survive the payee, we will pay the following amounts in one sum to the estate of the payee:

(1)                 any amount left on deposit under Option 1; and

(2)                 the present value of any remaining guaranteed payments under Options 2 through 5.

If you have not named a contingent payee, or if every contingent payee named by you dies before the payee, you may, by Written Notice to us, name a new contingent payee. The new contingent payee will receive any amount that would otherwise have been payable to the payee's estate.

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13.8 Claims of Creditors

To the extent permitted by law, Proceeds will not be subject to any claims of a payee's creditors.

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TABLE A - INSTALLMENT OPTION*

for each $1,000 of Proceeds Applied

Term of Years	Annual	Monthly	Term of Years	Annual	Monthly	Term of Years	Annual	Monthly
1	$1000.00	$84.47	11	97.83	8.21	21	55.04	4.62
2	503.72	42.26	12	90.33	7.58	22	52.91	4.44
3	338.31	28.39	13	83.98	7.05	23	50.97	4.28
4	255.61	21.45	14	78.55	6.59	24	49.19	4.13
5	206.00	17.28	15	73.84	6.20	25	47.55	3.99
6	172.93	14.51	16	69.72	5.85	26	46.04	3.86
7	149.32	12.53	17	66.09	5.55	27	44.65	3.75
8	131.61	11.04	18	62.86	5.27	28	43.35	3.64
9	117.84	9.89	19	59.98	5.03	29	42.15	3.54
10	106.83	8.96	20	57.38	4.81	30	41.02	3.44

TABLE B - LIFE INCOME OPTIONS*

Monthly Income for each $1,000 of Proceeds Applied

Age	MALE Minimum Guaranteed Payment Period				FEMALE Minimum Guaranteed Payment Period
	None	120 Months	240 Months	Installment Refund	None	120 Months	240 Months	Installment Refund
50	$3.01	$2.99	$2.92	$2.75	$2.77	$2.76	$2.73	$2.62
51	3.07	3.05	2.97	2.80	2.83	2.82	2.78	2.66
52	3.14	3.12	3.03	2.85	2.89	2.87	2.83	2.70
53	3.21	3.19	3.08	2.90	2.95	2.93	2.88	2.75
54	3.29	3.26	3.14	2.95	3.01	3.00	2.94	2.80
55	3.37	3.34	3.20	3.00	3.08	3.06	3.00	2.85
56	3.45	3.42	3.27	3.06	3.15	3.13	3.05	2.90
57	3.54	3.50	3.33	3.11	3.23	3.21	3.12	2.95
58	3.64	3.59	3.39	3.17	3.31	3.28	3.18	3.01
59	3.74	3.68	3.46	3.23	3.39	3.36	3.24	3.06
60	3.85	3.78	3.52	3.30	3.48	3.45	3.31	3.12
61	3.96	3.88	3.59	3.36	3.58	3.54	3.38	3.19
62	4.08	3.99	3.65	3.43	3.68	3.63	3.45	3.25
63	4.21	4.11	3.72	3.51	3.79	3.73	3.52	3.32
64	4.35	4.23	3.79	3.58	3.90	3.84	3.59	3.39
65	4.50	4.35	3.85	3.66	4.02	3.95	3.66	3.47
66	4.66	4.48	3.91	3.74	4.15	4.07	3.74	3.54
67	4.83	4.62	3.97	3.83	4.29	4.19	3.81	3.63
68	5.01	4.76	4.03	3.91	4.44	4.33	3.88	3.71
69	5.20	4.91	4.08	4.00	4.60	4.46	3.94	3.80
70	5.41	5.06	4.13	4.10	4.78	4.61	4.01	3.89
71	5.62	5.22	4.18	4.20	4.96	4.76	4.07	3.99
72	5.85	5.38	4.23	4.30	5.17	4.93	4.13	4.09
73	6.10	5.54	4.26	4.41	5.39	5.09	4.18	4.19
74	6.36	5.71	4.30	4.52	5.62	5.27	4.23	4.30
75	6.65	5.88	4.33	4.63	5.88	5.45	4.27	4.42

TABLE C - JOINT AND SURVIVOR OPTION*

Monthly Income - Ten Year Guaranteed Payment Period for each $1,000 of Proceeds Applied

Male Age	Female Age
	50	55	60	65	70	75
50	$2.52	$2.64	$2.75	$2.83	$2.89	$2.94
55		2.76	2.92	3.05	3.16	3.24
60			3.07	3.28	3.45	3.59
65				3.49	3.76	3.99
70					4.04	4.41
75						4.78

*Amounts not shown for available options will be furnished on request.

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Flexible Premium Variable Life Insurance Contract - Nonparticipating
Adjustable death benefit. Death Proceeds payable at death of Insured. Flexible premiums payable until prior to the death of Insured.

If you have any questions concerning this contract or if anyone suggests that you change or replace this contract, please contact your Kansas City Life agent or the Home Office of the Company.

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